                                  Exhibit 11
                             CNB BANCSHARES, INC.
               Computation of Consolidated Net Income Per Share
                   (In thousands, except for per share data)


                                                                       1995          1994          1993
Primary:
  Net income                                                          $35,651       $30,512       $32,784
                                                                      -------       -------       -------

  Weighted average number of shares outstanding                        17,933        17,773        17,575


  Add - common stock equivalents                                          279           363           139
                                                                      -------       -------       -------

  Weighted average number of shares outstanding, as adjusted           18,212        18,136        17,714
                                                                      -------       -------       -------

  Net income per share                                                $  1.96       $  1.68       $  1.85
                                                                      =======       =======       =======


Fully Diluted:
  Net income                                                          $35,651       $30,512       $32,784

  Add - Interest and amortization of expenses
   on 7.5% subordinated convertible debentures
   due 2001, net of applicable taxes                                      307           354           620
                                                                      -------       -------       -------

  Net income, as adjusted                                              35,958        30,866        33,404
                                                                      -------       -------       -------

  Weighted average number of shares outstanding                        17,933        17,773        17,575

  Add - common stock equivalents                                          279           363           139
  Add - shares issued assuming conversion of
   7.5% subordinated debentures, due 2001                                 352           420           716
                                                                      -------       -------       -------

  Weighted average number of shares outstanding, as adjusted           18,564        18,556        18,430
                                                                      -------       -------       -------

  Net income per share                                                $  1.94 (1)   $  1.66       $  1.81
                                                                      =======       =======       =======

(1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.